Exhibit 99.1

Scripps Networks Interactive intends to make 100% ownership offer for Polish media company TVN

KNOXVILLE, Tenn. –June 9, 2015— Scripps Networks Interactive, Inc. (NYSE: SNI), one of the world’s leading developers of lifestyle content for television, Internet and mobile platforms, intends to make a public tender offer to purchase 100% of TVN, Poland’s premier multi-platform media company. The offer will be launched upon completion of Scripps Networks Interactive’s previously announced purchase of a majority ownership stake in TVN from ITI and Canal+ Group.

Under Polish law, Scripps Networks Interactive is required to initiate a mandatory public tender offer to increase its ownership interest in TVN up to 66 percent, within three months of completion of the purchase of 52.7 percent in TVN. The company additionally intends to offer to purchase the remaining public ownership in TVN, and delist it from the Warsaw Stock Exchange. No price for the offer has yet been set.

“Taking full ownership of TVN will enable Scripps Networks Interactive to fully realize the strategic and financial opportunities afforded by the TVN acquisition,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “TVN is a strong and compelling business in one of Europe’s key media markets, and under Markus Tellenbach’s leadership, it will play an important role in our continued expansion in the region.”

TVN is one of the leading media companies in Poland with a portfolio of free-to-air and pay-TV lifestyle and entertainment channels including TVN, TVN 7, TVN Style, TTV, TVN Turbo as well as Poland’s leading 24-hour news channel, TVN24, and business news channel TVN24 Biznes i Swiat.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-4 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 190 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

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Contacts: Scripps Networks Interactive

Media:  Dylan Jones, 865.560.5068, djones@scrippsnetworks.com

Lee Hall, 865.560.3853, lhall@scrippsnetworks.com

Investors: Mike Gallentine, 865.560.4473, mgallentine@scrippsnetworks.com

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